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                                                                      EXHIBIT 15

                                  May 13, 1997

Board of Directors and Shareholders
Servico, Inc.

     We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Servico, Inc. for the registration of 10,000,000 shares of its common stock of our report dated April 18, 1997 relating to the unaudited condensed consolidated interim financial statements of Servico, Inc. and subsidiaries which is included in its Form 10-Q for the quarter ended March 31, 1997.

     Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                          Very truly yours,

                                          ERNST & YOUNG LLP

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